Exhibit a(ii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                            CERTIFICATE OF AMENDMENT

                                     TO THE

                              CERTIFICATE OF TRUST

                                       OF

                                   RAVEN FUNDS

The undersigned certifies that:

1.    The name of the business trust is Raven Funds (the "Business Trust").

2. The amendment to the Certificate of Trust of the Business Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Business Trust.

      The first Article of the Certificate of Trust is hereby amended to read as follows:

"1. NAME. The name of the business trust is the 4 Winds Family of Funds."

3. Pursuant to Section 3810(b) of the Delaware Business Trust Act, Del. Code Ann. Title 12, Sec. 3801-3819 (the "Act"), this Certificate of Amendment to the Certificate of Trust of the Business Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4. This Amendment is made pursuant to the authority granted to the Trustees of the Business Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument to the Business Trust.

      IN WITNESS WHEREOF, the undersigned, being a Trustee of the Business Trust, has duly executed this Certificate of Amendment this 29th day of September, 2000.

                                    /S/  C. GRANT ANDERSON
                                    ------------------------
                                    Name:  C. Grant Anderson
                                    Trustee